SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NEUROGEN CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROGEN CORPORATION

April 17, 2003

To the Stockholders of Neurogen Corporation:

On behalf of the Board of Directors, I cordially invite you to attend the 2003 Annual Meeting of Stockholders of Neurogen Corporation. The Annual Meeting will be held on Monday, May 19, 2003, at 9:00 a.m., local time, at Neurogen Corporation, 35 Northeast Industrial Road, Branford, Connecticut.

A description of business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our 2002 Annual Report to Stockholders.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage-paid envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of outstanding shares is not present or represented by proxy. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely, /s/ William H. Koster ------------------------------------- William H. Koster President and Chief Executive Officer

NEUROGEN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neurogen Corporation will be held on Monday, May 19, 2003, at 9:00 a.m., local time, at Neurogen Corporation, 35 Northeast Industrial Road, Branford, Connecticut, for the following purposes:

  To elect eleven directors to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders of the Company and until such director's respective successor shall have been duly elected and qualified.
  To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.025 per share, from the current level of 30,000,000 shares authorized to 50,000,000 shares authorized.
  To ratify the appointment by the Board of Directors of Pricewaterhouse Coopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2003.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

This Notice is accompanied by a form of proxy, a Proxy Statement and the Company's 2002 Annual Report to Stockholders. The foregoing items of business are more fully described in the Proxy Statement.

In accordance with the Company's By-laws, the close of business on April 4, 2003 has been fixed as the Record Date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors, /s/ Stephen R. Davis ----------------------------------------- Stephen R. Davis Secretary

Branford, Connecticut
April 17, 2003

IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you returned a proxy.

NEUROGEN CORPORATION
PROXY STATEMENT

General
The enclosed proxy is solicited on behalf of the Board of Directors of Neurogen Corporation (the "Company" or "Neurogen") for use at the Annual Meeting of Stockholders to be held on May 19, 2003, at 9:00 a.m., local time, or at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at Neurogen Corporation, 35 Northeast Industrial Road, Branford, Connecticut. The purposes of the Annual Meeting are set forth in the attached Notice of Annual Meeting of Stockholders.

This Proxy Statement, the Notice of Annual Meeting of Stockholders, the form of proxy and Neurogen's Annual Report to Stockholders are being mailed to stockholders on or about April 28, 2003.

Record Date and Share Ownership
Stockholders of record on the Company's books at the close of business on April 4, 2003 (the "Record Date") are entitled to vote at the Annual Meeting. At the Record Date, 17,915,860 shares of the Company's Common Stock, par value $.025 per share (the "Common Stock"), were issued and outstanding. For information concerning stock ownership by certain stockholders, see "Principal Stockholders".

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation prior to the voting of the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation
Each stockholder is entitled to one vote for each share of the Common Stock held of record in his or her name on the Record Date on each matter submitted to a vote at the Annual Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting.

If properly executed and received by the Company before the Annual Meeting, any proxy representing shares of Common Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made, will be voted on such proposal in accordance with the recommendation of the Board of Directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, excluding any shares owned by the Company, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

The cost of soliciting proxies will be borne by the Company. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by mail, telephone or facsimile.

Pursuant to Delaware law, the Board of Directors has appointed an inspector to act at the Annual Meeting. The inspector shall carry out the duties imposed pursuant to Section 231 of the Delaware General Corporation Law, including the counting of votes.

Voting Via the Internet or by Telephone
Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers, or other agents, rather than the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and internet votes of proxies. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote your proxy for those shares telephonically by calling the telephone number shown on the form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site http://www.proxyvote.com.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Eleven directors are to be elected to the Board of Directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven nominees of the Board of Directors named below, all of whom are presently directors of the Company and have served continuously since the month and year indicated opposite each such director's name in the following table, each to hold office for a term expiring at the next Annual Meeting of Stockholders of the Company and until such director's successor shall have been duly elected and qualified. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders. The eleven persons receiving the highest vote totals shall be elected as directors of the Company.

The Company's Board of Directors recommends a vote FOR the nominees below:

Name of Nominees	Age	Principal Occupation	Director Since

Felix J. Baker, Ph.D.	34	Managing Partner, Baker Brothers Investments	May 1999

Julian C. Baker	36	Managing Partner, Baker Brothers Investments	May 1999

Barry M. Bloom, Ph.D.	74	Former Executive Vice President, Research and Development, Pfizer Inc	December 1993

Robert N. Butler, M.D.	76	CEO and President, International Longevity Center- USA; Chairman of Geriatrics, Mount Sinai Medical Center	July 1989

Frank C. Carlucci	71	Chairman of the Board, Neurogen Corporation; Chairman Emeritus, The Carlyle Group	February 1989

Stephen R. Davis	42	Executive Vice President and Chief Business Officer, Neurogen Corporation	September 2001

William H. Koster, Ph.D.	59	President and Chief Executive Officer, Neurogen Corporation	September 2001

Mark Novitch, M.D.	71	Former Vice Chairman of the Board, The Upjohn Company; Former Professor of Health Care Sciences, George Washington University Medical Center	December 1993

Craig Saxton, M.D.	60	Former Executive Vice President, Pfizer Global Research and Development and Vice President, Pfizer Inc.	January 2002

John Simon	60	Managing Director, Allen & Company LLC	May 1989

Suzanne H. Woolsey, Ph.D.	61	Chief Communications Officer, National Academy of Sciences/National Research Council	January 1998

There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company other than Julian and Felix Baker, who are brothers.

Felix J. Baker, Ph.D., has served as a director of Neurogen since May 1999. Dr. Baker and his brother Julian Baker co-founded a biotechnology investing partnership, which the Bakers have managed since 1994. Over the past few years, the Bakers have also partnered with major universities and other endowments to create multiple additional funds. Collectively, these funds are known as Baker Brothers Investments, which has grown into one of the largest private sources of capital focused on publicly traded life sciences companies. Dr. Baker is currently a managing member of Baker Bros. Advisors, LLC. Dr. Baker received his Ph.D. in Immunology and a B.S. in Biology with honors from Stanford University, where he also completed two years of medical school. He is also a director of Conjuchem Inc. and various privately held companies.

Julian C. Baker has served as a director of Neurogen since May 1999. Mr. Baker and his brother Felix Baker co-founded a biotechnology investing partnership, which the Bakers have managed since 1994. Over the past few years, the Bakers have also partnered with major universities and other endowments to create multiple additional funds. Collectively, these funds are known as Baker Brothers Investments, which has grown into one of the largest private sources of capital focused on publicly traded life sciences companies. Julian Baker is currently a managing member of Baker Bros. Advisors, LLC. Mr. Baker was employed from 1988 to 1993 by the private equity investment arms of the First Boston Corporation and Credit Suisse First Boston Corporation, and was a founding employee of The Clipper Group, which managed $1.6 billion for First Boston and Credit Suisse First Boston. Mr. Baker holds an A. B. magna cum laude from Harvard University. He is also a director of Incyte Corporation and various privately held companies.

Barry M. Bloom, Ph.D., has served as a director of Neurogen since December 1993. Dr. Bloom retired in 1993 from Pfizer Inc where he had been Executive Vice President, Research and Development and a member of the board of directors. Dr. Bloom is a director of Vertex Pharmaceuticals, Inc., and Cubist Pharmaceuticals, Inc.

Robert N. Butler, M.D., has served as a director of Neurogen since July 1989. Dr. Butler has served as the Brookdale Professor and Chairman of the Department of Geriatrics and Adult Development at Mount Sinai Medical Center since 1982. From 1976 until 1982, Dr. Butler was the founding director of the National Institute of Aging of the National Institutes of Health. Dr. Butler won the 1976 Pulitzer Prize for his book, "Why Survive? Being Old in America". He has served as the editor-in-chief of Geriatrics, a journal for primary care physicians, and serves on the editorial board of several other professional publications. Dr. Butler has been Chief Executive Officer and President of the International Longevity Center-USA since 1990. He is also a member of the Institute of Medicine of the National Academy of Sciences and a founding Fellow of the American Geriatrics Society. He has served as a consultant to the United States Special Committee on Aging, the National Institute of Mental Health, the Commonwealth Fund, the Brookdale Foundation and numerous other foundations and corporations.

Frank C. Carlucci has served as a director and Chairman of the Board of Neurogen since February 1989. Mr. Carlucci is principally employed as Chairman Emeritus of The Carlyle Group, a private merchant bank, and has been the Chairman since 1993. Mr. Carlucci served as Secretary of Defense of the United States from November 1987 through January 1989. Prior to his appointment as Secretary of Defense, Mr. Carlucci was Assistant to the President of the United States for National Security Affairs. Mr. Carlucci had been Chairman and Chief Executive Officer of Sears World Trade Inc. from 1984 to 1986, after having served as President and Chief Operating Officer since 1983. Mr. Carlucci is also a director of Sun Resorts, Texas Biotech Inc., United Defense L.P., and the Rand Corporation.

Stephen R. Davis has been Executive Vice President of Neurogen since September 2001 and Chief Business Officer since January 2000. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. degree from Vanderbilt University.

William H. Koster, Ph.D., joined Neurogen as President and CEO in September 2001. Prior to Neurogen, Dr. Koster worked for approximately 30 years in drug discovery and development with Bristol-Myers Squibb Company (BMS) and E.R. Squibb & Sons, Inc., which merged with Bristol-Myers in 1989. In his most recent position, Dr. Koster was Bristol-Myers' Senior Vice President for Science and Technology Strategy and Acquisition, heading up the company's external science and technology strategy, scientific intelligence, intellectual property and science policy functions. In addition, he was responsible for leading the R & D acquisition and integration team involved in the agreement to purchase and merge the R & D functions of DuPont Pharmaceutical Company into BMS. He was based at Bristol-Myers' headquarters in Princeton, N.J. Dr. Koster serves as a member of the The National Council for Harvard Medicine. Dr. Koster holds an undergraduate degree in chemistry from Colby College and a Ph.D. in organic chemistry from Tufts University.

Mark Novitch, M.D., has served as a director of Neurogen since December 1993. Dr. Novitch was Professor of Health Care Sciences at The George Washington University from 1994 to 1997 and Adjunct Professor from 1997 to 2001. He worked in senior executive positions at The Upjohn Company from 1985 until his retirement as Vice Chairman of the Board in 1993. Dr. Novitch served at the United States Food and Drug Administration as Deputy Commissioner and as Acting Commissioner from 1983-1984. Dr. Novitch is a director of Alteon, Inc. (Chairman), Calypte Biomedical, Inc., Guidant Corporation and KOS Pharmaceuticals, Inc.

Craig Saxton, M.D., has served as a director of Neurogen since January 2002. From 1993 until his retirement in 2001, Dr. Saxton was Vice President of Pfizer Inc and Executive Vice President, Pfizer Global Research and Development at Pfizer's Research and Development headquarters in Groton, Connecticut. He held a variety of executive and research posts at Pfizer over a 25-year span. Dr. Saxton earned his B.S. in Anatomy in 1962 and his M.D. in 1965 from Leeds University in the U.K. After internship and residency in Medicine, he was a Research Fellow in Cardiovascular Research at the University of Leeds, and subsequently undertook research in Applied Physiology at the Royal Air Force Institute of Aviation Medicine and Physiology in Farnborough, U.K. Dr. Saxton is on the Board of Directors of the African Medical and Research Foundation in New York, and a member of the American Academy of Pharmaceutical Physicians and the Connecticut Academy of Science and Engineering. Dr. Saxton is also a member of the Board of Directors of Tularik, Inc.

John Simon, Ph.D., has served as a director of Neurogen since May 1989. Mr. Simon has been a Managing Director of the investment banking firm of Allen & Company, LLC since 1982.

Suzanne H. Woolsey, Ph.D., has served as a director of Neurogen since January 1998. From 1993 to 2000, Dr. Woolsey was Chief Operating Officer of the National Academy of Sciences/National Research Council ("NAS/NRC"), an independent, federally chartered policy institution. Since May 2000 Dr. Woolsey has served as Chief Communications Officer at the NAS/NRC. She was a founding partner of the Upstreet Partners, LLC (2000-2001). Prior to serving as Chief Operating Officer, Dr. Woolsey served as the Executive Director of the Commission on Behavioral and Social Sciences and Education at the National Academy of Sciences/National Research Council. Dr. Woolsey also serves on the Board of Trustees for open-end mutual funds distributed by Van Kampen Funds, Inc. From 1980 to1989, Dr. Woolsey served as a Consulting Partner at Coopers and Lybrand, an accounting firm, where she developed and directed the firm's consulting practice with healthcare institutions, research organizations, major research universities and corporate general counsels. Dr. Woolsey holds a Ph.D. in clinical and social psychology from Harvard University.

Board Meetings and Committees
The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 2002. The Board of Directors has an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 2002, the Company did not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee, which consists of Messrs. Carlucci, Novitch and Simon and Ms. Woolsey serves as an independent and objective party to monitor the Company's financial reporting process and systems. The Committee recommends appointment of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. In the last fiscal year, the Audit Committee held four full meetings.

The Compensation Committee, which consists of Messrs. Carlucci, Simon and Julian Baker, reviews and takes action on behalf of the Board concerning the Company's executive and employee compensation and stock option policies, reviews benefit programs, supervises the administration and operation of the Company's stock option plans and determines titles and salaries and other compensation for the executive officers of the Company. The Compensation Committee held two meetings during the last fiscal year.

Director Compensation
Mr. Carlucci receives a fee of $12,500 per fiscal quarter for his services as Chairman of the Board. Dr. Bloom and Dr. Saxton receive a fee of $5,000 per fiscal quarter for consulting services provided to the Company. In January 2002, Dr. Saxton also received an option to acquire 15,000 shares of Common Stock of the Company for the consulting services to be provided. Directors of the Company receive out-of-pocket travel expenses in connection with their attendance at Board meetings and other activities on behalf of the Company.

Under the Neurogen Corporation 2000 Non-Employee Directors Stock Option Program (the "2000 Program"), effective April 2000 and amended July 15, 2002, each new non-employee director receives an option to acquire 20,000 shares of Common Stock (an "Initial Grant"), subject to certain adjustments, at the fair market value on the date the director is first elected or appointed to the Board of Directors. Also under the 2000 Program, each current non-employee director receives annually an option to acquire 5,000 shares of Common Stock, subject to certain adjustments, at the fair market value on the anniversary of such director's election, reelection, appointment or reappointment to the Board. In addition, directors who are members of the Executive, Compensation, Science, Audit or Finance committee receive an annual grant of 1,500 shares (2,500 shares if the director is a chair of the committee) up to a maximum aggregate of 5,000 shares for service on multiple committees.

Compensation Committee Interlocks and Insider Participation
Messrs. Carlucci, Simon and Julian Baker, all non-employee directors, constitute the Company's Compensation Committee. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PROPOSAL NO.2:
APPROVAL OF AN AMENDMENT TO NEUROGEN’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK FROM 30,000,000 TO 50,000,000

Neurogen's Certificate of Incorporation currently authorizes the Company to issue up to thirty million (30,000,000) shares of Common Stock (par value $0.025 per share) and up to two million (2,000,000) shares of Preferred Stock (par value $0.025 per share). The Board of Directors has approved the proposal to increase the number of authorized shares of Common Stock from 30,000,000 authorized shares to 50,000,000 authorized shares. The number of shares of Preferred Stock which are authorized for issuance would remain at two million (2,000,000) shares. Accordingly, the Board of Directors has directed that the following resolution to amend the Certificate of Incorporation to that effect be presented to stockholders for consideration and action:

“RESOLVED, to amend paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Company to read as follows:

FOURTH: (a) The total number of shares of stock which the corporation shall have the authority to issue is fifty-two million (52,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock having a par value of two and one-half cents ($0.025) per share (hereinafter, the “Common Stock”) and two million (2,000,000) shares of Preferred Stock having a par value of two and one-half cents ($0.025) per share (hereinafter, the “Preferred Stock”).

The Board of Directors believes it is in the best interests of the Company to have additional shares of Common Stock available for issuance to increase financial flexibility of the Company. Of the 30,000,000 shares of Common Stock currently authorized, 17,915,860 shares were issued and outstanding as of the record date, with an additional 3,176,721 shares subject to exercisable stock options. The additional 20,000,000 shares would become part of the existing class of Common Stock and, if and when issued, would have the same rights, privileges and preferences as the shares of Common Stock presently issued and outstanding. Holders of the Common Stock outstanding do not have preemptive rights.

The Company believes it to be necessary and desirable to have additional shares of Common Stock available for future issuance in connection with a primary offering of Common Stock, strategic research and development relationships, acquisitions, employee benefit plans and other general corporate purposes without the necessity of further stockholder action at any special or annual meeting.

The issuance of such additional shares of Common Stock may have the effect of diluting, under certain circumstances, the percentage of stock ownership and voting rights of the present holders of Common Stock. The proposed increase in the number of authorized shares may also have a potential anti-takeover effect in that it would enhance the ability of the Company to issue additional shares to thwart persons, or otherwise dilute the stock ownership of the stockholders, seeking to control the Company. Neurogen has not proposed the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for such anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of Neurogen. As of this date, Neurogen is unaware of any pending or threatened efforts to acquire control of the Company.

Currently, the Company has no plans or arrangements involving the issuance of these additional shares although no assurance can be given that the Company will not develop such plans in the future.

Approval of the above proposal to amend the Certificate of Incorporation requires the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal by the holders of the shares of Common Stock entitled to vote thereat.

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for the Company’s equity compensation plans, the number of outstanding option grants under such plans, the weighted-average exercise price of outstanding options, and the number of shares that remain available for issuance under such plans, as of December 31, 2002.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding securities
Plan category	of outstanding options	outstanding options	reflected in column (a) )
	(a)	(b)	(c)

Equity compensation plans	5,280,913	$16.72	1,070,439
approved by security holders

Equity compensation plans	24,000	$33.38	-
not approved by security holders

Total	5,304,913	$16.80	1,070,439

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP, independent certified public accountants, as auditors to audit the financial statements of the Company for the year ending December 31, 2003 and recommends that the stockholders ratify such selection. PricewaterhouseCoopers LLP audited the Company's annual financial statements for the fiscal years ended December 31, 2002, 2001, and 2000.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditor is not required by the Company's by-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Board, or the Audit Committee acting on behalf of the Board, in its discretion may direct the appointment of a different firm of independent auditors at any time if the Board, or the Audit Committee, determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of March 1, 2003, certain information with respect to the beneficial ownership of Common Stock by each person known by Neurogen to own beneficially more than five percent of its outstanding Common Stock, by each director and officer of Neurogen and by all directors and officers as a group:

	Amount and	Percent
	Nature of Beneficial	of
Beneficial Owner	Ownership (1)	Class (2)

Andrew H. Tisch (3)(4)	1,035,925	5.8%
Daniel R. Tisch (3)(4)	1,035,925	5.8%
James S. Tisch (3)(4)	1,035,925	5.8%
Thomas J. Tisch (3)(5)	1,335,925	7.4%
Pfizer Inc	2,846,000	15.8%
235 East 42nd Street
New York, NY 10017
Oppenheimer Funds	2,200,000	12.3%
498 Seventh Ave.
New York, NY 10018
Wellington Management Company, LLP	1,980,536	11.0%
75 State Street
Boston, MA 02109
Biotechnology Value Fund	1,002,549	5.6%
227 W. Monroe Street Suite 4800
Chicago, IL 60606
Alan J. Hutchison, Ph.D. (6)	291,441	1.6%
Stephen R. Davis (7)	194,741	1.1%
William H. Koster, Ph.D. (8)	194,381	1.1%
James V. Cassella, Ph.D. (9)	172,984	1.0%
Kenneth R. Shaw, Ph.D. (10)	147,000	*
James E. Krause, Ph.D. (11)	96,162	*
Julian C. Baker (3) (12)	665,512	3.7%
Felix J. Baker, Ph.D. (3) (13)	654,379	3.6%
Frank C. Carlucci (14)(15)	173,156	1.0%
John Simon (16)(17)	98,333	*
Mark Novitch, Ph.D. (18)	80,915	*
Barry M. Bloom, Ph.D. (19)	48,664	*
Suzanne Woolsey, Ph.D. (20)	43,873	*
Robert N. Butler, Ph.D. (21)	37,456	*
Craig Saxton, M.D. (22)	14,045	*
All officers and directors
as a group (15 persons) (23)	2,324,642	12.9%

*     Less than one percent (1%)

  Share ownership in each case includes shares issuable upon exercisable of outstanding common stock options exercisable within 60 days of March 1, 2003.
  Percentage of the outstanding shares of Common Stock, treating as outstanding for each beneficial owner all shares of Common Stock which such beneficial owner has indicated are issuable under stock options exercisable with 60 days of March 1, 2003.
  The address of each person is 667 Madison Ave., New York, N. Y. 10021, except for Daniel R. Tisch whose address is 500 Park Ave., New York, N. Y. 10022.
  Includes 547,125 shares as to which he has sole voting power and sole dispositive power and 488,800 shares as to which he has shared voting power and shared dispositive power.
  Includes 847,125 shares as to which he has sole voting power and sole dispositive power and 488,800 shares as to which he has shared voting power and shared dispositive power.
  Includes 239,375 shares of Common Stock that Alan J. Hutchison, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 50,000 shares of unvested restricted stock.
  Includes 141,250 shares of Common Stock that Stephen R. Davis has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 50,000 shares of unvested restricted stock.
  Includes 83,750 shares of Common Stock that William H Koster, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 100,000 shares of restricted stock of which 10,000 shares are vested.
  Includes 156,000 shares of Common Stock that James V. Cassella, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 15,000 shares of unvested restricted stock.
  Includes 132,000 shares of Common Stock that Kenneth R. Shaw, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 15,000 shares of unvested restricted stock.
  Includes 79,252 shares of Common Stock that James E. Krause, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 2003 and 15,000 shares of unvested restricted stock.
  Includes 36,533 shares as to which he has sole voting power and sole dispositive power, 40,579 shares of Common Stock that Julian Baker has the right to acquire under stock options exercisable within 60 days of March 1, 2003, and 588,400 shares as to which he has shared voting power and shared dispositive power.
  Includes 25,025 shares as to which he has sole voting power and sole dispositive power, 40,954 shares of Common Stock that Felix Baker, Ph.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003, and 588,400 shares as to which he has shared voting power and shared dispositive power.
  Includes 40,000 shares of Common Stock owned by Frank Carlucci's wife.
  Includes 66,831 shares of Common Stock that Frank Carlucci has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Does not include shares of Common Stock held by Allen & Company Incorporated and by persons and entities which may be deemed to be affiliated with Allen & Company Incorporated, of which shares John Simon disclaims beneficial ownership.
  Includes 64,829 shares of Common Stock that John Simon has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 66,915 shares of Common Stock that Mark Novitch, M.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 37,664 shares of Common Stock that Barry Bloom, Ph.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 43,873 shares of Common Stock that Suzanne Woolsey, Ph.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 37,456 shares of Common Stock that Robert Butler, M.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 14,045 shares of Common Stock that Craig Saxton, M.D., has the right to acquire under stock options exercisable within 60 days of March 1, 2003.
  Includes 1,244,773 shares of Common Stock that officers and directors have the right to acquire under stock options exercisable within 60 days of March 1, 2003.

EXECUTIVE OFFICERS

In addition to Dr. Koster and Mr. Davis (See "Election of Directors"), the other executive officers of the Company who are appointed by and serve at the discretion of the Board of Directors, are as follows:

Name	Age	Position	Officer Since

James V. Cassella, Ph.D.	48	Senior Vice President - Clinical Research and Development	March 2002

Alan J. Hutchison, Ph.D.	49	Executive Vice President - Drug Discovery	June 1994

Kenneth R. Shaw, Ph.D.	47	Senior Vice President - Chemistry and Preclinical Development	April 1999

James E. Krause, Ph.D.	51	Senior Vice President - Biology	May 2002

James V. Cassella, Ph.D., has been Senior Vice President of Clinical Research and Development since January 2003. Dr. Cassella joined Neurogen Corp. in 1989 and has been a Vice President since 1999. As head of clinical research and development, Dr. Cassella is responsible for the strategic and operational aspects of clinical drug development and is co-chair of Neurogen’s Development Operation Committee. Dr. Cassella holds a Ph.D. in Psychology from Dartmouth College. Upon receiving his degree, he held a Postdoctoral Fellowship in the Department of Psychiatry at Yale University School of Medicine. Prior to joining Neurogen, he was Assistant Professor of Neuroscience at Oberlin College.

Alan J. Hutchison, Ph.D., has been Executive Vice President-Drug Discovery since April 2002. Dr. Hutchison joined Neurogen in 1989 as Director of Chemistry and became Vice President of the Company in 1992 and a Senior Vice President in 1997. From 1981 through 1989, Dr. Hutchison was employed by Ciba Giegy, most recently as a Distinguished Research Fellow. Dr. Hutchison received his B.S. in Chemistry from Stevens Institute of Technology and received his Ph.D. from Harvard University.

Kenneth R. Shaw, Ph.D., joined Neurogen in 1989 and has been Senior Vice President of Chemistry and Preclinical Development since 1999. Dr. Shaw began his industrial career in 1983 at Ciba-Geigy as a Senior Scientist and also spent 2 years as Scientific Director at Franklin Diagnostics. Dr. Shaw received a B.S. in Chemistry from the University of Rochester in 1979, and a Ph.D. in Organic Chemistry from Columbia University in 1983.

James E. Krause, Ph.D., joined Neurogen as Vice President of BioChemistry in 1997 and has been Senior Vice President of Biology since July 2001. From 1984 to 1997, Dr. Krause was Professor of Neurobiology at Washington University School of Medicine in St. Louis, and was Director of the Medical Scientist Training Program. Dr. Krause received his Ph.D. in Biochemistry from the University of Wisconsin in 1980.

Officer Compensation

For the three years ended December 31, 2002, 2001, 2000, the Company paid the amounts shown in the following table with respect to each of the named officers of the Company.

Summary Compensation Table
					Long-Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities	LTIP	All Other
Name and Principal	Year	Salary	Bonus	Other Annual	Stock	Underlying	Payouts	Compensation (b)
Position				Compensation	Awards (o)	Options (a)
		($)	($)	($)	($)	(#)	($)	($)

William H. Koster	2002	400,000	101,333	-	-	75,000	-	12,806
President and	2001	124,359(c)	-	-	1,939,000(n)	400,000	-	602
Chief Executive Officer	2000	-	-	-	-	-	-	-

Alan J. Hutchinson	2002	286,508	37,246	-	637,500	5,000		11,630
Executive Vice President	2001	274,152	60,849	22,415 (e)	-	35,000		10,830
Drug Discovery	2000	258,538	67,575	24,868 (f)	-	40,000	885,938(p)	10,830

Stephen R. Davis	2002	269,152	34,990	12,156 (g)	-	35,000		11,420
Executive Vice President	2001	257,544	58,957	14,321(h)	969,500	-		10,695
Chief Business Officer	2000	242,810	63,480	16,481(i)	-	35,000	744,188(p)	10,646

Edmund Harrigan (q)	2002	145,577(d)	19,500	8,375 (j)	480,000	17,500		315
Exec. VP &	2001	-	-	-	-	-		-
Chief Development Officer	2000	-	-	-	-	-	-	-

Kenneth R. Shaw	2002	240,713	26,478	12,156 (g)	58,050	15,000		630
Senior Vice President	2001	230,331	51,123	14,321(h)	-	25,000		630
Chemistry and	2000	216,275	56,775	16,481(i)	-	35,000	708,750(p)	420
Preclinical Development

James V. Cassella	2002	219,450	19,751	12,156(g)	58,050	15,000		11,630
Senior Vice President	2001	209,000	37,620	14,321(h)	-	25,000		10,830
Clinical Research and	2000	190,000	42,750	16,481(i)	-	30,000	442,969(p)	10,830
Development

James E. Krause	2002	239,978	26,398	5,156(k)	58,050	15,000		11,966
Senior Vice President	2001	216,050	48,179	5,752(l)	-	25,000		10,830
Biology	2000	169,775	39,825	6,471(m)	-	30,000	354,375(p)	10,830

(a)	References to SARs in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Company has never issued SARs, although under the Neurogen Corporation 1993 Omnibus Incentive Plan it has the ability to do so.
(b)	Represents premiums paid for group term life insurance for each of the executive officers, except that for Messrs. Koster, Hutchison, Davis, Cassella and Krause, the amounts also include matching contributions received under the Company's 401(k) plan of $11,000, $10,200 and $10,200 for each such officer in 2002, 2001 and 2000 respectively.
(c)	The salary reported for Dr. Koster is for the period from his hire date in September 2001 to December 2001.
(d)	The salary reported for Dr. Harrigan is for the period from his hire date in May 2002 to December 2002.
(e)	Includes $21,429 of forgiveness of loan, forgiveness of interest of $547 and income tax reimbursements of $439.
(f)	Includes $21,429 of forgiveness of loan, forgiveness of interest of $1,872 and income tax reimbursements of $1,567.
(g)	Includes $10,714 of forgiveness of loan, forgiveness of interest of $799 and income tax reimbursements of $643.
(h)	Includes $10,714 of forgiveness of loan, forgiveness of interest of $2,000 and income tax reimbursements of $1,607.
(i)	Includes $10,714 of forgiveness of loan, forgiveness of interest of $3,140 and income tax reimbursements of $2,627.
(j)	Includes forgiveness of interest of $4,644 and income tax reimbursements of $3,731.
(k)	Includes $5,000 of forgiveness of loan, forgiveness of interest of $87 and income tax reimbursements of $69.
(l)	Includes $5,000 of forgiveness of loan, forgiveness of interest of $417 and income tax reimbursements of $335.
(m)	Includes $5,000 of forgiveness of loan, forgiveness of interest of $801 and income tax reimbursements of $670.
(n)	An aggregate total of 100,000 shares of restricted stock were granted to Dr. Koster upon joining the Company in September 2001, of which all remain held by Dr. Koster. Of the total shares awarded, 10,000 vested at the date of grant in September 2001, 45,000 vest in September 2005 and the remaining 45,000 vest in September 2006.
(o)	As of December 31, 2002, an aggregate of 285,000 shares of restricted stock of the Company with a total value of $1,034,550 remained outstanding. Currently, Neurogen does not plan to pay dividends on any shares of Common Stock including this restricted stock. As of December 31, 2002, the aggregate number of shares of restricted stock held by each named officer and the dollar value of such shares was: Dr. Koster, 100,000 shares ($363,000); Dr. Hutchison, 50,000 shares ($181,500); Mr. Davis, 50,000 shares ($181,500); Dr. Harrigan, 40,000 shares ($145,200); Dr. Shaw, 15,000 shares ($54,450); Dr. Cassella, 15,000 shares ($54,450); and Dr. Krause, 15,000 shares ($54,450)
(p)	Reflects the value of performance based restricted stock based upon the February 18, 2000 closing price of $47.25 per share. On this date Neurogen Common Stock met pre-specified performance criteria which triggered the removal of the restrictions on trading.
(q)	Dr. Harrigan resigned from the Company in March 2003.

For the year ended December 31, 2002, the following tables summarize incentive compensation paid to the named officers.

Options Granted in Last Fiscal Year
Individual Grants (a)

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

				Expiration Date

Name					5%($)	10%($)

William H. Koster	3,750	0.49%	17.48	12/31/2007	18,110	40,019
	3,750	0.49%	17.48	12/31/2008	22,293	50,576
	3,750	0.49%	17.48	12/31/2009	26,685	62,188
	3,750	0.49%	17.48	12/31/2010	31,297	74,962
	15,000	1.94%	3.87	12/19/2008	19,743	44,789
	15,000	1.94%	3.87	12/19/2009	23,632	55,073
	15,000	1.94%	3.87	12/19/2010	27,716	66,385
	15,000	1.94%	3.87	12/19/2011	32,005	78,829
Alan J. Hutchison	1,250	0.16%	3.87	12/19/2008	1,645	3,732
	1,250	0.16%	3.87	12/19/2009	1,969	4,589
	1,250	0.16%	3.87	12/19/2010	2,310	5,532
	1,250	0.16%	3.87	12/19/2011	2,667	6,569
Stephen R. Davis	8,750	1.13%	3.87	12/19/2008	11,516	26,127
	8,750	1.13%	3.87	12/19/2009	13,785	32,126
	8,750	1.13%	3.87	12/19/2010	16,168	38,725
	8,750	1.13%	3.87	12/19/2011	18,669	45,984
Edmund P. Harrigan	4,375	0.57%	3.87	12/19/2008	5,758	13,063
	4,375	0.57%	3.87	12/19/2009	6,893	16,063
	4,375	0.57%	3.87	12/19/2010	8,084	19,362
	4,375	0.57%	3.87	12/19/2011	9,335	22,992
	31,250	4.05%	12.00	05/01/2008	127,536	289,335
	31,250	4.05%	12.00	05/01/2009	152,663	355,769
	31,250	4.05%	12.00	05/01/2010	179,046	428,846
	31,250	4.05%	12.00	05/01/2011	206,748	509,230
Kenneth Shaw	3,750	0.49%	3.87	12/19/2008	4,936	11,197
	3,750	0.49%	3.87	12/19/2009	5,908	13,768
	3,750	0.49%	3.87	12/19/2010	6,929	16,596
	3,750	0.49%	3.87	12/19/2011	8,001	19,707
James Cassella	3,750	0.49%	3.87	12/19/2008	4,936	11,197
	3,750	0.49%	3.87	12/19/2009	5,908	13,768
	3,750	0.49%	3.87	12/19/2010	6,929	16,596
	3,750	0.49%	3.87	12/19/2011	8,001	19,707
James Krause	3,750	0.49%	3.87	12/19/2008	4,936	11,197
	3,750	0.49%	3.87	12/19/2009	5,908	13,768
	3,750	0.49%	3.87	12/19/2010	6,929	16,596
	3,750	0.49%	3.87	12/19/2011	8,001	19,707

(a) All options vest ratably each year on the anniversary of the date of grant, over a four year period and expire five years from each vesting date. All the above options are subject to earlier expiration in connection with termination of employment.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Options Values

			Number of Securities Underlying	Value of Unexercised
			Unexercised Options at	In-the Money Options at Fiscal
	Shares Acquired	Value	Fiscal Year-End (#)	Year-End ($) (a)
Name	on Exercise (#)	Realized($)(a)	Exercisable/Unexercisable	Exercisable/Unexercisable

William H. Koster	-	-	83,750 / 391,250	-/-
Alan J. Hutchison	-	-	239,375 / 56,875	-/-
Stephen R. Davis	-	-	141,250 / 56,750	-/-
Edmund P. Harrigan	-	-	0 / 142,500	-/-
Kenneth R. Shaw	-	-	132,000 / 55,250	-/-
James V. Cassella	-	-	156,000 / 52,125	-/-
James E. Krause	-	-	79,252 / 51,250	-/-

(a) Difference between option price and fair market value of the shares at year-end.

Terms and Conditions of Certain Employment and Severance Agreements
The compensation package for William H. Koster, as President and Chief Executive Officer, includes a salary paid pursuant to a three year renewable employment agreement between Dr. Koster and the Company effective September 4, 2001. Under such agreement, Dr. Koster’s base salary of $400,000 per annum in 2002 was increased to $408,000 effective December 31, 2002. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Dr. Koster from competing with the Company for the term of the agreement and for a two year period after termination of his employment. The employment agreement also provides for additional payments to be made to Dr. Koster upon his termination of employment for the following reasons:

Termination without cause or for good reason such as a material reduction of duties or a reduction of salary. Dr. Koster would receive a lump sum payment equal to his salary and average bonus through the end of the contract period. Stock options and restricted stock (subject to a floor of 25%) that would otherwise have vested in the two year period following termination would also vest and all options would remain exercisable for two years.

Death and disability. Dr. Koster or his beneficiaries would receive a pro-rata portion of his average annual bonus, and stock options and restricted stock (subject to a floor of 25%) that would otherwise have vested in the two year period following death or disability would also vest.

Non-renewal of employment agreement. Dr. Koster would receive a lump sum payment equal to one year’s salary and his annual average bonus. If the Company determines not to renew the employment agreement, stock options and restricted stock that would otherwise have vested in the one year period following non-renewal would also vest.

Change of control. If following a change in control Dr. Koster is terminated without cause or for good reason, he would receive a lump sum payment equal to three times his annual salary and average bonus. All of Dr. Koster’s stock options would vest and restricted stock (subject to a floor of 50%) that would otherwise have vested in the two year period following the termination would vest and all options would remain exercisable for two years. Dr. Koster would also be eligible to receive a tax “gross-up” payment of up to $5 million.

The compensation package for Alan J. Hutchison, as Executive Vice President - Drug Discovery of Neurogen, includes a salary paid pursuant to a two-year renewable employment agreement between Dr. Hutchison and the Company effective December 1, 1997. The agreement was most recently extended for an additional two-year term as of December 1, 2001. Under such agreement, Dr. Hutchison's base salary of $286,508 per annum in 2002 was increased to $292,238 effective December 31, 2002. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Dr. Hutchison from competing with the Company for the term of the agreement and, under certain conditions, for a period of one year after termination of his employment with the Company. The employment agreement also provides for additional payments to be made to Dr. Hutchison upon his termination of employment for the following reasons:

Termination without cause or for good reason such as a material reduction of duties or a reduction of salary. Dr. Hutchison would receive a lump sum payment in an amount equal to one year’s salary. Dr. Hutchison’s stock options that would otherwise have vested for up to the December 1st immediately following termination would also vest.

Death and disability. Dr. Hutchison would continue to receive his salary until he becomes eligible to receive payments under the Company’s long term disability plan. A pro-rata portion of Dr. Hutchison’s stock options that would otherwise have vested up to the December 1st immediately following death or disability would also vest.

Non-renewal of employment agreement. Dr. Hutchison would continue to receive his salary for up to one year. If the Company determines not to renew the employment agreement, Dr. Hutchison’s stock options that otherwise would have vested for up to the December 1st immediately following non-renewal would also vest.

The compensation package for Stephen R. Davis, Executive Vice President and Chief Business Officer of Neurogen, includes a salary paid pursuant to a two-year renewable employment agreement between Mr. Davis and the Company effective December 1, 1997. The agreement was most recently extended for an additional two-year term as of December 1, 2001. Under such agreement, Mr. Davis' base salary of $269,152 per annum in 2002 was increased to $287,993 effective December 31, 2002. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Mr. Davis from competing with the Company for the term of the agreement and, under certain conditions, for a period of one year after termination of his employment with the Company. The employment agreement also provides for additional payments to be made to Mr. Davis upon his termination of employment for the following reasons:

Termination without cause or for good reason such as a material reduction of duties or a reduction of salary. Mr. Davis would receive a lump sum payment in an amount equal to one year’s salary. Mr. Davis’s stock options that would otherwise have vested for up to the December 1st immediately following termination would also vest.

Death and disability. Mr. Davis would continue to receive his salary until he becomes eligible to receive payments under the Company’s long term disability plan. A pro-rata portion of Mr. Davis’s stock options that would otherwise have vested up to the December 1st immediately following death or disability would also vest.

Non-renewal of employment agreement. Mr. Davis would continue to receive his salary for up to one year. If the Company determines not to renew the employment agreement, Mr. Davis’s stock options that otherwise would have vested for up to the December 1st immediately following non-renewal would also vest.

The compensation package for Kenneth R. Shaw, Senior Vice President - Chemistry and Preclinical Development, includes a salary paid pursuant to a two-year renewable employment agreement between Dr. Shaw and the Company effective December 1, 1999. The agreement was most recently extended for an additional two-year term as of December 1, 2001. Under such agreement, Dr. Shaw's base salary of $240,713 per annum in 2002 was increased to $245,527 effective December 31, 2002. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Mr. Shaw from competing with the Company for the term of the agreement and, under certain conditions, for a period of one year after termination of his employment with the Company. The employment agreement also provides for additional payments to be made to Dr. Shaw upon his termination of employment for the following reasons:

Termination without cause or for good reason such as a material reduction of duties or a reduction of salary. Dr. Shaw would receive a lump sum payment in an amount equal to one year’s salary. Dr. Shaw’s stock options that would otherwise have vested for up to the December 1st immediately following termination would also vest.

Death and disability. Dr. Shaw would continue to receive his salary until he becomes eligible to receive payments under the Company’s long term disability plan. A pro-rata portion of Dr. Shaw’s stock options that would otherwise have vested to the December 1st immediately following death or disability would also vest.

Non-renewal of employment agreement. Dr. Shaw would continue to receive his salary for up to one year. If the Company determines not to renew the employment agreement, Dr. Shaw’s stock options that otherwise would have vested for up to the December 1st immediately following non-renewal would also vest.

The compensation package for James V. Cassella, Senior Vice President - Clinical Research and Development of Neurogen, includes a salary paid pursuant to a two-year renewable employment agreement between Dr. Cassella and the Company effective August 1, 2001. Under such agreement, Dr. Cassella's base salary of $219,450 per annum in 2002 was increased to $234,812 effective December 31, 2002. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Dr. Cassella from competing with the Company for the term of the agreement and, under certain conditions, for a period of one year after termination of his employment with the Company. The employment agreement also provides for additional payments to be made to Dr. Cassella upon his termination of employment for the following reasons:

Termination without cause or for good reason such as a material reduction of duties or a reduction of salary. Dr. Cassella would receive a lump sum payment in an amount equal to one year’s salary. Dr. Cassella's stock options that would otherwise have vested for up to the August 1st immediately following termination would also vest.

Death and disability. Dr. Cassella would continue to receive his salary until he becomes eligible to receive payments under the Company’s long term disability plan. A pro-rata portion of Dr. Cassella’s stock options that would otherwise have vested up to the August 1st immediately following death or disability would also vest.

Non-renewal of employment agreement. Dr. Cassella would continue to receive his salary for up to one year. If the Company determines not to renew the employment agreement, Dr. Cassella’s stock options that otherwise would have vested for up to the August 1st immediately following non-renewal would also vest.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS (1):

The Compensation Committee consists entirely of outside independent directors. The Compensation Committee is responsible for establishing and administering the policies which govern both the annual compensation and stock ownership programs of the Company. On an annual basis, the Compensation Committee evaluates the performance of management and determines the compensation of the Company's executive officers. The Compensation Committee's policies and programs are designed to further the Company's goal of increasing shareholder value by motivating and retaining executive officers. These policies include the following objectives:

  Providing a portion of management’s compensation in the form of base salaries that take into consideration executive compensation paid by other similar biotechnology companies. Peer companies generally are at a comparable stage of development, are pursuing research and development programs of comparable nature and complexity, have similar potential risks and rewards and have similar market capitalization, size and financial condition. This objective also takes into account individual experience and capabilities.
  Providing a portion of management’s compensation in the form of periodic bonus awards for the accomplishment of significant goals.
  Providing equity participation, such as stock option grants or restricted stock, for the purpose of aligning executive officers' longer term interests with those of the shareholders. The size and nature of equity based compensation grants are based upon the Company's performance in meeting its goals.

Traditional measures of corporate performance, such as current earnings per share or sales growth, do not readily apply to most biotechnology companies which are heavily focused on research and development activities designed to produce future earnings. In determining the compensation of the Company's executives, the Compensation Committee looks to other criteria to measure the Company's progress. These criteria include the Company's progress in:

  advancing drug candidates through clinical trials,
  discovering and developing multiple clinical candidates in the Company's portfolio of drug programs, developing new drug targets and discovering potential drug leads for these targets, developing valuable drug discovery technologies,
  establishing and executing strategic collaborations with other parties and securing capital sufficient to advance and expand the Company's drug development and technology programs.

The Compensation Committee believes that management’s performance in these areas directly impacts the potential long-term success of the Company and the growth of shareholder value. The Compensation Committee specifically considers the achievement of milestones related to expansion of the Company's portfolio of drug development programs, the development of multiple drug candidates within individual programs and the progress of individual candidates within each such program. In addition, the Compensation Committee considers the extent to which the Company's shares have changed in value. However, the Compensation Committee recognizes that, in the short term, the market price of the Company's shares may be affected by industry events and market conditions which are transient in nature and beyond the control of management. This is especially true in the biotechnology industry, which is characterized by long product lead times, the iterative trial and error nature of drug development, highly volatile stock prices and fluctuating availability of capital. Accordingly, the Compensation Committee attempts to appropriately motivate the Company's executives by balancing the consideration of shorter term strategic goals with longer term objectives essential to creating maximum shareholder value. In many instances the qualitative factors by which the Compensation Committee judges corporate performance necessarily involve a subjective assessment of management's performance. Moreover, the Compensation Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

Compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biotechnology industry. Toward that end, the Compensation Committee reviews both independent survey data as well as data gathered internally. From time to time, the Compensation Committee obtains the counsel of expert compensation consultants. Total compensation for the Company's executive officers includes a base salary component and may also include other forms of incentives. Incentive compensation may consist of cash bonuses based on satisfying corporate goals and meeting individual performance objectives. In addition, executive officers are eligible for grants of stock options and restricted stock as an element of their total annual compensation package. This component is intended to motivate and retain executive officers to improve long-term stock performance. Stock option and restricted stock awards are granted at the discretion of the Compensation Committee. Generally, stock options vest in equal amounts over four or five years, have a term of five to ten years and are exercisable during the term of the option at the fair market value of the underlying Common Stock on the date of grant. As with cash bonuses, the number of options to be granted to each executive officer is based on the degree of attainment of predetermined Company and individual objectives, with emphasis on those which have long-term strategic value. The Company generally grants stock options to all employees and uses stock options as a bonus vehicle. The Compensation Committee administers the Company’s stock option and restricted stock incentive plan.

The Company achieved significant milestones and met most of its goals during the fiscal year ended December 31, 2002. The Compensation Committee considered the following developments in awarding incentive compensation based on the Company's performance in 2002: the completion of Phase I human clinical trials and the commencement of enrollment in Phase II studies of NGD 2000-1, the Company’s lead drug candidate from its independent C5a inflammation program; the failure to achieve efficacy in a Phase II study of NGD 97-1, the Company’s lead drug candidate to treat Alzheimer’s disease from its collaboration with Pfizer; the commencement of Phase I studies of NGD 96-3, Neurogen’s lead candidate from its insomnia program partnered with Pfizer; progress in identifying new clinical candidates in the Company’s collaboration with Aventis to develop drugs to treat depression and other stress related disorders; the establishment of intellectual property and progress in identifying clinical candidates in the Company’s independent VR-1 program to develop drugs to treat various pain states; and the successful completion of the Company’s three-year $27 million technology transfer agreement with Pfizer to implement at Pfizer certain aspects of Neurogen’s Accelerated Intelligent Drug Discovery technology.

At year-end 2002, the Compensation Committee reviewed the Company's fiscal 2002 performance and the performance of the Company's executive officers together with the incentive compensation levels of officers at comparable companies. Dr. Koster was not present during the Compensation Committee’s discussion and determination of his compensation, as described below. Based upon this review and in recognition of the Company's achievement of milestones in most of its advanced programs, the Compensation Committee awarded cash incentive bonuses and stock option grants to executive officers as described in this proxy statement. To remain competitive with the Company's peers, the Compensation Committee also raised the 2003 base salaries of the Company's executive officers as further described in this proxy statement.

In September 2001 Dr. Koster joined Neurogen as President and CEO. In determining the starting compensation package for Dr. Koster, the Board of Directors Search Committee considered Dr. Koster's extensive experience in drug discovery and development and the compensation paid to CEO's at comparable biotech companies. The Search Committee also considered the recommendations of the national executive search firm retained by the Company for this search.

In evaluating the compensation of Dr. Koster for 2002, the Compensation Committee specifically considered the significant role he played in each of the above noted accomplishments. The Compensation Committee raised Dr. Koster’s starting base salary of $400,000 to $408,000 effective January 1, 2003 and awarded Dr. Koster a cash bonus of $101,333, or 25 percent of his base salary. In further recognition of the Compensation Committee’s belief that a substantial portion of Dr. Koster’s total compensation should be dependent on the long-term appreciation of the Company’s stock price, in December 2002 the Compensation Committee granted Dr. Koster an option to purchase 60,000 shares of Neurogen Common Stock pursuant to the Company’s incentive plan. In May of 2002 the Compensation Committee granted Dr. Koster an option to purchase 15,000 shares of Neurogen Common Stock related to Dr. Koster’s performance for the portion of fiscal year 2001 in which he served as the Company’s President and CEO. Dr. Koster’s salary increase and awards reflect the Compensation Committee’s assessment of his very favorable performance during the first 16 months of his tenure and his contribution to the Company’s progress in furthering its portfolio of drug development programs during this period.

By the Compensation Committee: Julian C. Baker, Frank C. Carlucci and John Simon

_____________________________________________________________________________________________
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT (1)

The Audit Committee consists of four non-employee directors, Frank Carlucci, Mark Novitch, John Simon and Suzanne Woolsey. Each Audit Committee member qualifies as an independent director as defined by the National Association of Securities Dealers listing standards. The Audit Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP, the Company's independent accountants, required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, which relates to the accountants' independence from the Company and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from the Company and whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

The Board of Directors has adopted a written charter for the Audit Committee. In accordance with the written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In this context, management and the Company's independent accountants review with the Audit Committee the Company's annual and quarterly financial results prior to publication. The Audit Committee reviewed and discussed with management and the Company's independent accountants prior to publication the Company's financial condition and results of operations for the year ended December 31, 2002. The Audit Committee also has discussed matters required by Statement of Auditing Standards No. 61, (Codification of Statements on Auditing Standards AU § 380), with the independent accountants. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors and management include the Company's 2002 audited financial statements in its annual report on Form 10-K.

By the Audit Committee: Frank Carlucci, Mark Novitch, John Simon and Suzanne Woolsey.

Audit Fees and All Other Fees
The aggregate fees billed for professional services rendered by the Company's auditors, PricewaterhouseCoopers LLP for 2002 and 2001 were as follows:

Audit Fees. The aggregate fees for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements included in our Forms 10-Q, and services provided in connection with regulatory filings were $179,330 and $84,200 for 2002 and 2001, respectively. The 2002 amount includes $59,130.00 for services related to the Company's filing of an S-3 Shelf Registration Statement.

Audit-Related Fees. The aggregate fees related to the performance of the audits and reviews of our employee benefit plans and consultation concerning financial accounting and reporting standards was $15,250 and $28,900 for 2002 and 2001, respectively.

Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide services regarding, and was not billed by PricewaterhouseCoopers LLP for any fees in respect of, financial information systems design and implementation for the fiscal years ended December 31, 2002 and 2001.

Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax compliance were $39,775 and $28,900 for 2002 and 2001, respectively.

Other Fees. No fees were billed by PricewaterhouseCoopers LLP during 2002 or 2001 other than fees for professional services reported as audit fees, audit-related fees and tax fees above.

_____________________________________________________________________________________________

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PERFORMANCE GRAPH (1)

The following graph compares the yearly percentage in the Company's cumulative total stockholder return on its Common Stock during a period commencing on December 31, 1997 and ending December 31, 2002 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by (ii) the share price at the beginning of the period) with the cumulative return of the NASDAQ National Market Composite Index and the NASDAQ Biotechnology Index. The AMEX Biotechnology Index has also been included for comparison purposes to an index utilized in prior years. This index will not be included going forward as we believe the NASDAQ Biotechnology Index contains a better sample of Neurogen peers. It should be noted that Neurogen has not paid dividends on Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

$400
$300
$200
$100
$0
12/31/1997
12/31/1998
12/31/1999
12/31/2000
12/31/2001
12/31/2002
NEUROGEN CORPORATION
NASDAQ National Market Composite Index
AMEX Biotechnology Index
NASDAQ Biotechnology Index

		NASDAQ NATIONAL MARKET COMPOSITE	AMEX BIOTECHNOLOGY	NASDAQ BIOTECHNOLOGY

	NEUROGEN
12/31/1997	100.00	100.00	100.00	100.00
12/31/1998	129.63	140.24	113.98	144.28
12/31/1999	122.22	260.68	241.00	290.89
12/31/2000	260.19	158.31	390.54	357.81
12/31/2001	129.47	124.66	357.46	299.83
12/31/2002	26.89	85.12	208.24	163.92

___________________________________________________________________________________________
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pfizer Inc. ("Pfizer"), a beneficial owner of more than five percent of the Common Stock, paid Neurogen $5.5 million related to a technology transfer agreement in the last fiscal year. These payments constituted an amount in excess of five percent of Neurogen's consolidated gross revenues. In connection with prior research collaborations with Pfizer, the Company has granted Pfizer registration rights with respect to shares of the Company's Common Stock purchased in connection with the collaborations.

In September 2001, the Company made a recourse loan to William H. Koster, President and Chief Executive Officer, in the amount of $86,382 for the payment of taxes related to the vesting of certain shares of restricted stock granted to Dr. Koster upon his hiring date. The loan is payable in full plus interest at an annual rate of 4.76% upon the occurrence of the earlier of five years from the date of issuance or the termination of Dr. Koster’s employment and is secured by the restricted shares.

In May 2002, the Company made an unsecured, non-interest bearing loan to Edmund P. Harrigan, its Executive Vice President and Chief Development Officer, in the amount of $250,000. The principal and imputed interest on the loan was to be forgiven by the Company in five equal annual installments contingent upon Dr. Harrigan’s continued employment. Upon Dr. Harrigan’s resignation in February 2003, the loan became due and payable to the Company. Neurogen received full payment on the loan in April 2003.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Company, the Company believes that all filing requirements for 2002 applicable to its officers, directors and beneficial owners of greater than ten percent of its Common Stock have been complied with.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be submitted to the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by proxy to do otherwise.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT THE COMPANY'S
NEXT ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must be received by the Company, at its principal executive offices not later than December 20, 2003, for inclusion in the Proxy Statement and Proxy relating to the 2004 Annual Meeting of Stockholders.

In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal no later than March 31, 2004.

THE COMPANY WILL MAIL WITHOUT CHARGE TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS SHOULD BE SENT TO: CORPORATE SECRETARY, NEUROGEN CORPORATION, 35 NORTHEAST INDUSTRIAL ROAD, BRANFORD, CONNECTICUT 06405.

Stephen R. Davis
Secretary

April 17, 2003

Annual Meeting Proxy Card

NEUROGEN CORPORATION
35 Northeast Industrial Road
Branford, Connecticut 06405

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

    William H. Koster and Stephen R. Davis, or each of them, with all powers of substitution and revocation, are hereby appointed attorneys and proxies and are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote the Common Stock of Neurogen Corporation (the "Company") held of record by the undersigned on April 4, 2003, at the 2003 Annual Meeting of Stockholders of Neurogen Corporation, which is being held at Neurogen Corporation at 35 Northeast Industrial Road, Branford, Connecticut 06405, on Monday, May 19, 2003 at 9:00 a.m., local time, and at any postponements or adjournments of that meeting, as set forth on the reverse, and, in their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

(TO BE SIGNED ON REVERSE SIDE)

Election of Directors

DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:

          01     FELIX BAKER
          02     JULIAN BAKER
          03     BARRY M. BLOOM
          04     ROBERT N. BUTLER
          05     FRANK C. CARLUCCI
          06     STEPHEN R. DAVIS
          07     WILLIAM H. KOSTER
          08     MARK NOVITCH
          09     CRAIG SAXTON
          10     JOHN SIMON
          11     SUZANNE WOOLSEY

ISSUE(S)		DIRECTORS RECOMMEND

2.	TO AMEND THE NEUROGEN CORPORATION CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM THIRTY MILLION (30,000,000) SHARES TO FIFTY MILLION (50,000,000) SHARES.	FOR

3.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.	FOR

*NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF